EXHIBIT 99.1
August 31, 2015
To Our Members:
We have received approval from our Board of Directors and our regulator, the Federal Housing Finance Agency, to implement changes to our capital plan that will enhance the value of your membership in the Federal Home Loan Bank of Chicago (Bank). This Second Amended and Restated Capital Plan is effective October 1, 2015. To provide you with more benefits of membership, the Board amended the capital plan the following ways:

•	Significantly lowered the threshold for conversion of Class B2 membership stock to Class B1 activity stock, which currently pays a higher dividend to reward members that borrow from the Bank;

•	Lowered the cap on the total membership stock requirement to $25 million;

•	Approved an Acquired Member Assets (AMA) stock requirement and set it at 0%; and

•	Revised the definition of mortgage assets, which will apply to all members during the Bank’s annual membership stock recalculation process that typically occurs in early April.

Webinar Information
We will hold webinars on September 22, September 30, and October 7 to explain the amendments to the capital plan and address questions. We encourage you or one of your colleagues to attend. Please click here to register.
Key Changes: Highlights
A copy of the Second Amended and Restated Capital Plan as well as “Select Requirements and Authorized Ranges” directly follow the end of this letter. However, below are the highlights of the key amendments:
Significantly Lower Threshold for Conversion of Class B2 Membership Stock to Class B1 Activity Stock
Under the amended capital plan, our Board of Directors can set a threshold between $10,000 and $75 million on the amount of Class B2 membership stock held before the excess automatically converts to Class B1 activity stock with advances usage, which is expected to continue to pay a higher dividend. In connection with implementation of the amended capital plan, the Board significantly lowered the threshold from $5 million to $10,000 effective October 1, 2015. This will provide a much larger number of borrowing members access to the higher Class B1 activity stock dividend.
The Bank will process this conversion automatically. Using this new lower threshold, a member that borrows more than $200,000 at a 5% activity stock requirement will have a lower net cost of borrowing due to the higher dividend paid on activity stock. Previously, many active borrowing members did not reach the borrowing thresholds to be rewarded with a Class B1 activity stock dividend.

Lower Cap on the Total Membership Stock Requirement
Our Board of Directors has the authority to change the maximum capital stock requirement for membership within a range of $10,000 to $75 million. The Board approved reducing the cap to $25 million.

AMA Stock Requirement Approved But Set at 0%
The Bank acquires “Acquired Member Assets” (AMA) through portfolio products under the MPF® Program and capitalizes them using retained earnings. The amended capital plan allows for an activity stock requirement for AMA within a range between 0% and 6%, and the Board set it at 0%. We anticipate we will continue to use our strong retained earnings to capitalize AMA. Should the Board decide to introduce a capital requirement, we would notify members well in advance of the change and apply that change only to future acquisitions.

Revised Definition of Mortgage Assets
The Board also revised the definition of mortgage assets used to calculate the membership stock requirement to exclude restricted mortgage assets which are held by a member to collateralize pay-through loans, agreements, securities, or mortgage-backed bonds or notes or similar assets. The revised mortgage assets definition will be used during the Bank’s annual membership stock recalculation process, usually in April, and with institutions making an initial membership stock purchase on or after October 1, 2015.

Select Requirements and Authorized Ranges
The document called “Select Requirements and Authorized Ranges” summarizes the authorized ranges in the amended plan. You’ll see on this document that the Board did not change the minimum membership stock requirement; it remains at the greater of $10,000 or 0.85% of your mortgage assets. However, the amended plan allows the Board to adjust the percentage within a revised range of 0.2% to 2.0% of a member’s mortgage assets.

We are your member-focused Bank dedicated to supporting you and the communities you serve. The changes to our capital plan are intended to help you access and use the cooperative in a manner most appropriate for your business and to enhance the value of your membership. As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,
Matt Feldman
President and CEO
This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to implement revised capital plan requirements, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. “MPF” is a registered trademark of the Federal Home Loan Bank of Chicago.

FEDERAL HOME LOAN BANK OF CHICAGO
SECOND AMENDED AND RESTATED CAPITAL PLAN

SELECT REQUIREMENTS AND AUTHORIZED RANGES

In Effect as of October 1, 2015

Member’s Minimum Investment Requirement

Greater of:

Membership Stock Requirement

or

Activity Stock Requirement

MEMBERSHIP STOCK REQUIREMENT

	Current	Authorized Range
	Requirement	Minimum	Maximum

% of Mortgage Assets	0.85%	0.20%	2.0%

Membership Stock Floor	$10,000	$500	$20,000

Membership Stock Cap[1]	$25 million	$10,000	$75 million

B2/B1 Threshold[2]	$10,000	$10,000	$75 million

ACTIVITY STOCK REQUIREMENT

	Current	Authorized Range
	Requirement	Minimum	Maximum

Advances Stock Requirement	5%	4% [3]	6%

AMA Stock Requirement	0%	0%	6%

1 The Membership Stock Cap is the lesser of (1) a dollar amount set by the Board of Directors in the authorized range shown above (currently $25 million) or (2) 9.9% of the Bank’s total capital stock as of the prior December 31st (currently $25 million is the operative cap based on the Bank’s total capital stock at December 31, 2014).
2 The amount of a member’s Class B2 Stock that exceeds this $10,000 “threshold” and is necessary to support the member’s Activity Stock Requirement is automatically converted to Class B1 Stock.
3 The Board of Directors may adjust this percentage to as low as 2% for certain advances and has currently authorized a pool of funds available for advances that can be capitalized at 2% under the Bank’s Reduced Capitalization Advance Program.